Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $3.0 Million, or $0.32 Per Diluted Share, in Second Quarter 2021;

Highlighted by Strong Deposit and Loan Growth;

Declares Quarterly Cash Dividend of $0.06 Per Share

Port Angeles, WA, (July 28, 2021) -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Fed"), today reported net income of $3.0 million, or $0.32 per diluted share, for the second quarter of 2021, an increase of 51.6% compared to $2.0 million, or $0.21 per diluted share, for the second quarter a year ago, and a decrease of 4.0% compared to $3.1 million, or $0.34 per diluted share, for the first quarter of 2021. Second quarter results reflect strong year-over-year revenue generation, solid core deposit and loan growth, and excellent credit quality. The decrease from the prior period was primarily due to lower gains on sale of one- to four-family mortgages and increased compensation expense, partially offset by increased net interest income and a lower provision for loan losses. For the first six months of 2021, net income was $6.1 million, or $0.66 per diluted share, an increase of 114.7% compared to $2.8 million, or $0.30 per diluted share, for the first six months of 2020.

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.06 per common share. The dividend will be payable on August 27, 2021, to shareholders of record as of the close of business on August 13, 2021.

“We again delivered solid financial results for the second quarter, demonstrating the sustained strength of our franchise,” said Matthew P. Deines, President and CEO. “Our second quarter profits were up over 50% year-over-year fueled by strong revenue growth and steady loan growth, particularly in the commercial banking area. Gross loans increased over 26%, while total deposits grew over 23%, year-over-year, as we continue to foster new customer relationships. We remain focused on improving our earning asset mix and lowering our cost of funds, which is driving our net interest margin expansion compared to a year ago.”

“We continue to look ‘outside the box’ to generate organic commercial and consumer activity to benefit our customers,” Deines continued. “To meet the needs of our business customers, we initiated a Small Business Administration (“SBA”) program during the quarter and already are seeing good growth in this new portfolio. In April we started a joint venture and established Quin Ventures, Inc. (“Quin” or “Quin Ventures”) to develop a digital financial wellness platform offering personal financial services to the general public. In July we closed on the previously announced Bellevue branch purchase from Sterling Savings and Trust, and also relocated our Fairhaven branch to 1215 12th Street, Suite 105. Additionally, we are on schedule to open a new branch in Ferndale, Washington in August.”

Second Quarter 2021 Highlights (at or for the quarter ended June 30, 2021)

•	Second quarter net income was $3.0 million, compared to $3.1 million in the preceding quarter and $2.0 million in the same quarter one year ago.

•	Diluted earnings per share was $0.32, compared to $0.34 per share in the preceding quarter and $0.21 per share in the second quarter a year ago.
•

Provision for loan losses was $300,000 in the second quarter, compared to $500,000 in the first quarter of 2021, and $1.5 million in the second quarter of 2020, reflecting consistent strong credit quality.

•

Loans receivable increased 7.8% to $1.25 billion at June 30, 2021, compared to $1.16 billion at March 31, 2021, and increased 26.4% compared to $986.4 million a year ago, primarily due to growth in commercial real estate, construction and consumer loan portfolios.

•

Deposits increased nominally during the quarter and increased 23.2% from one year prior, to $1.44 billion at June 30, 2021, due to successful organic and wholesale deposit-gathering strategies, including significant growth in noninterest-bearing deposits, which increased 49.4% in the last twelve months. Brokered deposit balances decreased $12 million from March 31, 2021.

•	The cost of total deposits for the second quarter decreased to 0.23% from 0.27% for first quarter 2021 and 0.72% in the second quarter of 2020.
•

Gain on sale of mortgage loans was $921,000 for the second quarter compared to $1.3 million in the previous quarter and $2.0 million in the second quarter of 2020, reflecting a slowdown in refinance activity due to higher rates and lack of inventory available for sale.

•

During the second quarter, the Company repurchased 18,142 shares of common stock at an average price of $17.06 per share for a total of $310,000, leaving 853,888 shares remaining under the 2020 Stock Repurchase Plan approved in October 2020.

Recent Developments

On July 23, 2021, First Fed completed the purchase of a Bellevue, Washington based bank branch from Sterling Bank and Trust of Southfield, Michigan. The agreement included the purchase of $65.4 million in deposits. “We are excited for this opportunity to expand our presence in the vibrant King County market as we continue to grow our Northwest footprint. Bellevue is the fifth largest city in Washington, and the Eastside's high-tech hub. With diverse industries, increasing population and a vibrant economy, Bellevue is routinely ranked among the best mid-sized cities in the United States,” said Deines.

Balance Sheet Review

Total assets increased $51.1 million, or 2.9%, to $1.79 billion at June 30, 2021, compared to $1.74 billion at March 31, 2021, and increased $308.5 million, or 20.9%, compared to $1.48 billion at June 30, 2020.

Cash and cash equivalents decreased by $18.5 million, or 18.7%, to $80.7 million as of June 30, 2021, compared to $99.3 million as of March 31, 2021. The Company continues to deploy excess cash and move it into higher yielding ventures.

Investment securities decreased $23.0 million, or 5.8%, to $370.5 million at June 30, 2021, compared to $393.5 million three months earlier, and increased $6.2 million compared to $364.3 million at June 30, 2020. At June 30, 2021, municipal bonds totaled $130.5 million and comprised the largest portion of the investment portfolio at 35.2%. The estimated average life of the total investment securities portfolio was approximately 6.6 years.

“We continue to utilize the investment portfolio as a means to generate additional interest income,” said Geri Bullard, EVP/Chief Financial Officer. “We began adding to the investment portfolio a year ago as credit spreads widened, to deploy excess cash.”

Securities consisted of the following at the dates indicated:

	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$130,458	$132,492	$107,610	$(2,034)	$22,848
U.S. government and agency issued bonds (Agency bonds)	1,949	1,913	-	36	1,949
U.S. government agency issued asset-backed securities (ABS agency)	36,564	65,910	60,819	(29,346)	(24,255)
Corporate issued asset-backed securities (ABS corporate)	4,000	17,505	39,804	(13,505)	(35,804)
Corporate issued debt securities (Corporate debt)	49,880	43,890	22,428	5,990	27,452
U.S. Small Business Administration securities (SBA)	16,753	17,566	23,547	(813)	(6,794)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	75,429	74,016	102,647	1,413	(27,218)
Corporate issued mortgage-backed securities (MBS corporate)	55,467	40,203	7,418	15,264	48,049
Total securities available for sale	$370,500	$393,495	$364,273	$(22,995)	$6,227

Net loans, excluding loans held for sale, increased $89.9 million, or 7.8%, to $1.25 billion at June 30, 2021, from $1.16 billion at March 31, 2021, and increased $260.0 million, or 26.4%, from $986.4 million a year ago. “We produced solid loan growth in a very competitive operating environment, with total loans increasing 26.1% over the last twelve months,” said Randy Riffle, EVP/Chief Lending Officer. “We continue to pursue lending opportunities in commercial, construction, and SBA programs. We formed an SBA team to build out this program during the quarter and they are producing solid results, helping our business customers and generating fee income. Additionally, new PPP loan production from the SBA’s latest round contributed to loan production, with $2.2 million in new PPP loans funded during the second quarter of 2021 and $32.4 million in PPP loans funded during the first quarter of 2021.” Commercial business loans decreased $7.0 million during the quarter, mainly as the result of a $5.7 million decrease in Northpointe Mortgage Participation program loans, partially offset by a $2.8 million increase in other commercial business loans during the quarter.

The Company originated $51.9 million in residential mortgages during the second quarter and sold $28.7 million, with an average gross margin on sale of mortgage loans of approximately 2.54%. This production compares to residential mortgage originations of $66.3 million in the preceding quarter with sales of $37.0 million, with an average gross margin of 2.85%. “The low interest rate environment continues to fuel mortgage banking activity, although we are starting to see a modest slowdown in activity compared to the record setting pace of the third and fourth quarters of 2020,” said Kelly Liske, Chief Banking Officer.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$301,816	$295,831	$325,349	$5,985	$(23,533)
Multi-family	166,502	162,487	103,279	4,015	63,223
Commercial real estate	319,644	296,826	267,233	22,818	52,411
Construction and land	183,685	157,316	58,153	26,369	125,532
Total real estate loans	971,647	912,460	754,014	59,187	217,633

Consumer:
Home equity	36,886	33,713	33,696	3,173	3,190
Auto and other consumer	171,617	139,134	109,214	32,483	62,403
Total consumer loans	208,503	172,847	142,910	35,656	65,593

Commercial business	75,995	83,033	99,477	(7,038)	(23,482)

Total loans	1,256,145	1,168,340	996,401	87,805	259,744
Less:
Net deferred loan fees	5,610	4,983	1,842	627	3,768
Premium on purchased loans, net	(10,393)	(7,347)	(3,901)	(3,046)	(6,492)
Allowance for loan losses	14,588	14,265	12,109	323	2,479
Total loans receivable, net	$1,246,340	$1,156,439	$986,351	$89,901	$259,989

Total deposits increased $6.9 million, to $1.44 billion at June 30, 2021, compared to $1.43 billion at March 31, 2021, and increased $271.4 million, or 23.2%, when compared to $1.17 billion a year ago. Demand deposits increased 42.4% compared to a year ago to $483.1 million at June 30, 2021, and represented 33.5% of total deposits; money market accounts increased 54.7% compared to a year ago to $511.1 million, and represented 35.4% of total deposits; savings accounts increased 5.7% compared to a year ago to $185.8 million at June 30, 2021, and represented 12.9% of total deposits; and certificates of deposit decreased 19.5% compared to a year ago to $261.8 million at quarter-end, and represented 18.2% of total deposits.

“Deposit balances remain at record levels as we continue to build relationships with both existing and new customers,” said Bullard. “We continue to lower our funding costs by focusing on noninterest-bearing and other core deposit growth, while strategically allowing higher-cost maturing deposits to run off.” The total cost of funds was 0.37% for the second quarter of 2021 compared to 0.32% for the first quarter of 2021 and improved from 0.77% for the second quarter of 2020.

Deposits consisted of the following at the dates indicated:

	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$307,119	$296,232	$205,597	$10,887	$101,522
Interest-bearing demand deposits	175,939	169,911	133,554	6,028	42,385
Money market accounts	511,051	495,265	330,261	15,786	180,790
Savings accounts	185,798	186,173	175,749	(375)	10,049
Certificates of deposit	261,831	287,226	325,164	(25,395)	(63,333)
Total deposits	$1,441,738	$1,434,807	$1,170,325	$6,931	$271,413

Total shareholders’ equity increased to $188.6 million at June 30, 2021, compared to $182.1 million three months earlier, and $176.3 million a year earlier. Book value per common share was $18.49 at June 30, 2021, compared to $17.86 at March 31, 2021 and $17.07 at June 30, 2020.

Operating Results

In the second quarter of 2021, the Company generated a return on average assets ("ROAA") of 0.69%, and a return on average equity ("ROAE") of 6.46%, compared to 0.76% and 6.70%, respectively, in the first quarter of 2021, and 0.56% and 4.60%, respectively, in the second quarter of 2020. For the first six months of 2021, ROAA and ROAE was 0.73% and 6.63%, respectively, compared to 0.42% and 3.24% for the first six months of 2020.

Total interest income increased to $15.1 million for the second quarter of 2021, compared to $14.6 million in the previous quarter and $12.4 million in the second quarter of 2020. Interest and fees on loans increased due to loan growth during the current quarter. The current quarter yield on average loans receivable decreased by 10 basis points compared to the same period in the prior year. Total interest expense was $1.4 million for the second quarter of 2021, compared to $1.2 million in the first quarter of 2021, and $2.2 million in the second quarter a year ago. The increase during the quarter compared to the preceding quarter was due to interest on subordinated debt of $394,000, which was partially offset by a decrease of $116,000 in interest on deposits and other borrowings. For the first six months of 2021, total interest income increased 22% to $29.7 million, compared to $24.3 million for the first six months of 2020. The decrease in interest expense year-over-year was due to the decline in the cost of total deposits to 23 basis points compared to 72 basis points in the second quarter one year ago.

Net interest income, before provision for loan losses, increased 1.2% during the quarter to $13.6 million, compared to $13.5 million for the preceding quarter, and increased 35.0% compared to $10.1 million in the second quarter a year ago. For the first six months of 2021, net interest income before the provision for loan losses increased 39.0% to $27.1 million, compared to $19.5 million for the first six months of 2020. “As of June 30, 2021, we received SBA proceeds on forgiven loans totaling $21.8 million. Approximately $92,000 of the income recognized during the second quarter was related to deferred fees associated with PPP loan payoffs, compared to $177,000 of the income related to deferred fees associated with PPP loan payoffs in the first quarter of 2021,” Riffle noted.

The Company recorded a $300,000 provision for loan losses during the second quarter of 2021. This compares to a provision for loan losses of $500,000 for the preceding quarter, and a provision for loan losses of $1.5 million for the second quarter of 2020. The lower quarterly provision reflects improvement in economic conditions and stable credit quality.

The net interest margin contracted 14 basis points to 3.34% for the second quarter of 2021, compared to 3.48% for the first quarter of 2021, and increased 24 basis points compared to 3.10% for the second quarter in 2020. “The improvement in our earning asset mix and the substantial reduction in our cost of funds has fueled our net interest margin expansion over the last three quarters. The contraction during the current quarter was primarily due to the issuance of subordinated notes in March 2021, which reduced our net interest margin by 9 basis points, and, to a lesser degree, a decrease in our yield on earning assets,” said Bullard. For the first six months of 2021, the net interest margin increased 32 basis points to 3.43%, compared to 3.11% in the first six months of 2020, primarily due to a substantial reduction in the cost of funds as well as an improvement in our earning asset mix. Average total loans increased to 74% of average interest-earning assets compared to 72% one year ago.

The yield on earning assets decreased 10 basis points to 3.68% for the second quarter of 2021, compared to 3.78% for the first quarter of 2021, and decreased 11 basis points from 3.79% for the second quarter of 2020. The decrease was due to lower yields on the investment portfolio and loans, which was offset by higher average loan balances. The yield on the loan portfolio decreased to 4.30% for the second quarter of 2021, from 4.43% for the first quarter of 2021, and decreased from 4.40% for the second quarter of 2020, primarily due to lower interest rates on refinanced and PPP loans. The cost of interest-bearing liabilities increased 6 basis points to 0.46% for the second quarter of 2021, compared to 0.40% for the first quarter of 2021, and decreased 43 basis points from 0.89% for the second quarter of 2020.

Noninterest income increased 43.2% to $3.9 million for the second quarter of 2021 from $2.7 million for the first quarter of 2021 and decreased 5.8% compared to $4.1 million for the second quarter a year ago. The second quarter of 2021 included a $921,000 gain on sale of loans compared to a $1.3 million gain on sale of loans in the preceding quarter and a $2.0 million gain on sale of loans in the second quarter a year ago. Noninterest income growth during the second quarter of 2021 also included a $1.1 million gain on sale of investment securities, $315,000 in swap program participation fees and $96,000 of SBA premiums recognized. Loan and deposit service fees increased to $1.0 million for the second quarter 2021, compared to $837,000 for the preceding quarter and $765,000 for the second quarter a year ago. In the year ago quarter, loan and deposit service fees were lower due to accommodations made to help customers affected by the halt on the economy due to the pandemic. For the first six months of 2021, noninterest income increased 2.3% to $6.6 million, compared to $6.4 million in the first six months of 2020, reflecting increases in loan and deposit fees that were partially offset by a lower gain on sale of loans.

Noninterest expense totaled $13.7 million for the second quarter of 2021, compared to $12.1 million for the preceding quarter and $10.3 million for the second quarter a year ago. For the first six months of 2021, noninterest expense increased to $25.8 million, from $19.7 million in the first six months of 2020. The increases for both the second quarter and for the year-to-date period reflects higher compensation expense, including salaries, commissions and benefits, as well as costs associated with technology enhancements for digital and mobile banking products.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2021. Common Equity Tier 1 and Total Risk-Based Capital Ratios at June 30, 2021 were 14.5% and 15.6%, respectively.

Nonperforming loans were $1.8 million at June 30, 2021, a decrease from $2.1 million at March 31, 2021. The percentage of the allowance for loan losses to nonperforming loans increased to 817.7%, at June 30, 2021, from 668.1% at March 31, 2021, and 360.8% at June 30, 2020. Classified loans decreased $803,000 during the second quarter to $13.3 million at June 30, 2021, reflecting a one- to four-family loan that was brought current. The allowance for loan losses as a percentage of total loans was 1.2% at June 30, 2021, which was unchanged compared to three months and one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2021, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees this year. First Fed was ranked #4 in the medium-sized company category.

In May 2021, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed has made the Fast 50 list for 2020, which recognizes the region's fastest-growing middle market companies.

On June 24, First Fed was named to the Forbes Best Banks list for 2021, and included on the Forbes Best Bank in Washington list. Nearly 25,000 Americans were surveyed for their opinions on their current and former banking relationships. Only 135 banks (2.7%) made the list of the nearly 5,000 FDIC-insured banks in the country. First Fed was one of three in Washington to be recognized as a Best Bank based on customer feedback.

Additionally, on June 14 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted by each company’s own employees.

About the Company

First Northwest is a bank holding company that primarily engages in the business activity of its subsidiary, First Fed. First Fed is a community-oriented financial institution which has served customers and communities since 1923. Currently First Fed has 11 full-service branches and one lending center serving Clallam, Jefferson, Kitsap, Whatcom, and King counties in Washington. First Fed’s business and operating strategy is focused on building sustainable earnings through hiring experienced bankers, geographic expansion, diversifying our loan product mix, expanding our deposit product offerings that deliver value-added solutions, enhancing existing services and digital service delivery channels, and enhancing our infrastructure to support the changing needs and expectations of our customers.

References

https://bellevuewa.gov/city-government/departments/community-development/data/demographic-data/city-demographic-profile

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
Assets

Cash and due from banks	$17,589	$15,827	$16,346	11.1%	7.6%
Interest-bearing deposits in banks	63,133	83,444	33,242	-24.3	89.9
Investment securities available for sale, at fair value	370,500	393,495	364,273	-5.8	1.7
Loans held for sale	1,971	4,037	3,111	-51.2	-36.6
Loans receivable (net of allowance for loan losses of $14,588, $14,265, and $12,109)	1,246,340	1,156,439	986,351	7.8	26.4
Federal Home Loan Bank (FHLB) stock, at cost	5,597	3,997	6,074	40.0	-7.9
Accrued interest receivable	5,949	6,251	5,360	-4.8	11.0
Premises and equipment, net	16,386	14,795	14,188	10.8	15.5
Mortgage servicing rights, net	2,381	2,309	1,098	3.1	116.8
Bank-owned life insurance, net	38,839	38,596	37,482	0.6	3.6
Prepaid expenses and other assets	18,706	17,103	11,334	9.4	65.0

Total assets	$1,787,391	$1,736,293	$1,478,859	2.9%	20.9%

Liabilities and Shareholders' Equity

Deposits	$1,441,738	$1,434,807	$1,170,325	0.5%	23.2%
Borrowings	90,000	50,000	112,379	80.0	-19.9
Subordinated debt, net	39,241	39,310	—	-0.2	100.0
Accrued interest payable	455	84	253	441.7	79.8
Accrued expenses and other liabilities	26,221	27,994	18,184	-6.3	44.2
Advances from borrowers for taxes and insurance	1,143	2,000	1,403	-42.9	-18.5

Total liabilities	1,598,798	1,554,195	1,302,544	2.9	22.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,205,867 at June 30, 2021; issued and outstanding 10,195,644 at March 31, 2021; and issued and outstanding 10,326,226 at June 30, 2020	102	102	103	0.0	-1.0
Additional paid-in capital	97,463	96,499	98,421	1.0	-1.0
Retained earnings	96,526	94,363	86,633	2.3	11.4
Accumulated other comprehensive income, net of tax	3,546	199	717	1,681.9	394.6
Unearned employee stock ownership plan (ESOP) shares	(8,901)	(9,065)	(9,559)	1.8	6.9

Total parent's shareholders' equity	188,736	182,098	176,315	3.6	7.0
Noncontrolling interest in Quin Ventures	(143)	—	—	100.0	100.0

Total shareholders' equity	188,593	182,098	176,315	3.6	7.0

Total liabilities and shareholders' equity	$1,787,391	$1,736,293	$1,478,859	2.9%	20.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$12,866	$12,541	$10,236	2.6%	25.7%
Interest on mortgage-backed and related securities	644	464	740	38.8	-13.0
Interest on investment securities	1,480	1,570	1,316	-5.7	12.5
Interest on deposits in banks	15	13	8	15.4	87.5
FHLB dividends	46	45	55	2.2	-16.4
Total interest income	15,051	14,633	12,355	2.9	21.8

INTEREST EXPENSE
Deposits	825	934	2,041	-11.7	-59.6
Borrowings	183	191	201	-4.2	-9.0
Subordinated debt	394	25	—	1,476.0	100.0
Total interest expense	1,402	1,150	2,242	21.9	-37.5

Net interest income	13,649	13,483	10,113	1.2	35.0

PROVISION FOR LOAN LOSSES	300	500	1,500	-40.0	-80.0

Net interest income after provision for loan losses	13,349	12,983	8,613	2.8	55.0

NONINTEREST INCOME
Loan and deposit service fees	1,001	837	765	19.6	30.8
Mortgage servicing fees, net of amortization	13	30	(172)	-56.7	107.6
Net gain on sale of loans	921	1,337	2,001	-31.1	-54.0
Net gain on sale of investment securities	1,124	—	661	100.0	70.0
Increase in cash surrender value of bank-owned life insurance	242	244	627	-0.8	-61.4
Other income	571	256	227	123.0	151.5
Total noninterest income	3,872	2,704	4,109	43.2	-5.8

NONINTEREST EXPENSE
Compensation and benefits	8,559	7,295	5,966	17.3	43.5
Data processing	726	739	769	-1.8	-5.6
Occupancy and equipment	1,803	1,623	1,345	11.1	34.1
Supplies, postage, and telephone	355	242	284	46.7	25.0
Regulatory assessments and state taxes	301	261	223	15.3	35.0
Advertising	492	445	377	10.6	30.5
Professional fees	644	522	354	23.4	81.9
FDIC insurance premium	168	148	70	13.5	140.0
Other	659	819	894	-19.5	-26.3
Total noninterest expense	13,707	12,094	10,282	13.3	33.3

INCOME BEFORE PROVISION FOR INCOME TAXES	3,514	3,593	2,440	-2.2	44.0

PROVISION FOR INCOME TAXES	663	473	464	40.2	42.9

NET INCOME	2,851	3,120	1,976	-8.6	44.2
Net loss on noncontrolling interest in Quin Ventures	145	—	—	100.0	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$2,996	$3,120	$1,976	-4.0%	51.6%

Basic earnings per common share	$0.33	$0.34	$0.21	-2.9%	57.1%
Diluted earnings per common share	$0.32	$0.34	$0.21	-5.9%	52.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2021	2020	Change
INTEREST INCOME
Interest and fees on loans receivable	$25,407	$20,072	26.6%
Interest on mortgage-backed and related securities	1,108	1,699	-34.8
Interest on investment securities	3,050	2,385	27.9
Interest on deposits in banks	28	76	-64.2
FHLB dividends	91	102	-10.8
Total interest income	29,684	24,334	22.0

INTEREST EXPENSE
Deposits	1,759	4,179	-57.9
Borrowings	374	635	-41.1
Subordinated debt	419	—	100.0
Total interest expense	2,552	4,814	-47.0

Net interest income	27,132	19,520	39.0

PROVISION FOR LOAN LOSSES	800	2,766	-71.1

Net interest income after provision for loan losses	26,332	16,754	57.2

NONINTEREST INCOME
Loan and deposit service fees	1,838	1,646	11.7
Mortgage servicing fees, net of amortization	43	(157)	127.4
Net gain on sale of loans	2,258	2,384	-5.3
Net gain on sale of investment securities	1,124	1,266	-11.2
Increase in cash surrender value of bank-owned life insurance	486	955	-49.1
Other income	827	333	148.3
Total noninterest income	6,576	6,427	2.3

NONINTEREST EXPENSE
Compensation and benefits	15,854	11,327	40.0
Data processing	1,465	1,459	0.4
Occupancy and equipment	3,426	2,696	27.1
Supplies, postage, and telephone	597	495	20.6
Regulatory assessments and state taxes	562	397	41.6
Advertising	937	649	44.4
Professional fees	1,166	754	54.6
FDIC insurance premium	316	70	351.4
FHLB prepayment penalty	—	210	-100.0
Other	1,478	1,607	-8.0
Total noninterest expense	25,801	19,664	31.2

INCOME BEFORE PROVISION FOR INCOME TAXES	7,107	3,517	102.1

PROVISION FOR INCOME TAXES	1,136	668	70.1

NET INCOME	5,971	2,849	109.6
Net loss on noncontrolling interest in Quin Ventures	145	—	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$6,116	$2,849	114.7%

Basic earnings per common share	$0.67	$0.30	123.3%
Diluted earnings per common share	$0.66	$0.30	120.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Performance ratios: (1)
Return on average assets	0.69%	0.76%	0.97%	0.99%	0.56%
Return on average equity	6.46	6.70	8.32	8.22	4.60
Average interest rate spread	3.22	3.38	3.35	3.22	2.90
Net interest margin (2)	3.34	3.48	3.46	3.36	3.10
Efficiency ratio (3)	78.2	74.7	67.7	60.9	72.3
Average interest-earning assets to average interest-bearing liabilities	133.9	134.6	131.7	130.9	129.5
Book value per common share	$18.49	$17.86	$18.20	$17.65	$17.07

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.1%	0.1%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.1	0.2	0.2	0.3	0.3
Allowance for loan losses to nonperforming loans (5)	817.7	668.1	609.2	419.9	360.8
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.9%	11.2%	10.3%	10.5%	10.9%
Common equity Tier 1 capital	14.5	15.1	13.4	14.7	15.1
Tier 1 risk-based	14.5	15.1	13.4	14.7	15.1
Total risk-based	15.6	16.3	14.6	16.0	16.4

Other Information:
Average total assets	$1,737,363	$1,645,806	$1,567,521	$1,488,723	$1,401,500
Average total loans	1,211,348	1,144,230	1,089,505	1,009,210	938,646
Average interest-earning assets	1,639,782	1,549,316	1,466,103	1,401,090	1,305,437
Average noninterest-bearing deposits	304,483	283,204	245,024	218,615	196,698
Average interest-bearing deposits	1,133,472	1,092,114	1,032,608	1,009,041	936,968
Average interest-bearing liabilities	51,917	55,437	80,731	61,244	71,170
Average equity	186,153	186,171	183,424	178,887	172,009
Average shares - basic	9,130,113	9,094,354	9,214,965	9,257,252	9,373,253
Average shares - diluted	9,248,667	9,185,725	9,258,109	9,263,975	9,408,123

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited) (continued)

	As of or For the Six Months Ended June 30,
	2021	2020
Performance ratios: (1)
Return on average assets	0.73%	0.42%
Return on average equity	6.63	3.24
Average interest rate spread	3.32	2.88
Net interest margin (2)	3.43	3.11
Efficiency ratio (3)	76.5	75.8
Average interest-earning assets to average interest-bearing liabilities	134.3	129.8
Book value per common share	$18.49	$17.07

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%
Nonperforming loans to total loans (5)	0.1	0.3
Allowance for loan losses to nonperforming loans (5)	817.7	674.2
Allowance for loan losses to total loans	1.2	1.2
Net charge-offs to average outstanding loans	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.9%	10.9%
Common equity Tier 1 capital	14.5	15.1
Tier 1 risk-based	14.5	15.1
Total risk-based	15.6	16.4

Other Information:
Average total assets	$1,691,837	$1,344,666
Average total loans	1,177,974	907,465
Average interest-earning assets	1,594,797	1,256,978
Average noninterest-bearing deposits	293,902	177,971
Average interest-bearing deposits	1,112,907	893,038
Average interest-bearing liabilities	53,667	75,574
Average equity	186,162	175,811
Average shares - basic	9,114,841	9,488,197
Average shares - diluted	9,221,041	9,528,208

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL LOAN DETAILS

(Dollars in thousands) (Unaudited)

Selected loan detail:

	June 30, 2021	March 31, 2021	June 30, 2020	Three Month Change	One Year Change
	(In thousands)
Commercial business loans
PPP loans	$45,211	$47,928	$30,491	$(2,717)	$14,720
Northpointe Bank MPP	—	5,697	45,862	(5,697)	(45,862)
Secured lines of credit	13,685	16,245	5,486	(2,560)	8,199
Unsecured lines of credit	2,270	1,130	1,580	1,140	690
Other commercial business loans	14,829	12,033	16,058	2,796	(1,229)
Total commercial business loans	$75,995	$83,033	$99,477	$(7,038)	$(23,482)

Auto and other consumer loans
Triad Manufactured Home loans	$49,735	$26,264	$—	$23,471	$49,735
Woodside auto loans	94,934	85,616	76,339	9,318	18,595
First Help auto loans	4,608	3,269	—	1,339	4,608
Other auto loans	18,223	20,726	29,750	(2,503)	(11,527)
Other consumer loans	4,117	3,259	3,125	858	992
Total auto and other consumer loans	$171,617	$139,134	$109,214	$32,483	$62,403

Construction and land loans
1-4 Family construction	$53,630	$44,568	$23,418	$9,062	$30,212
Multifamily construction	58,097	42,533	12,480	15,564	45,617
Acquisition-renovation	59,141	56,876	8,012	2,265	51,129
Nonresidential construction	3,156	2,779	5,434	377	(2,278)
Land and development	9,661	10,560	8,809	(899)	852
Total construction and land loans	$183,685	$157,316	$58,153	$26,369	$125,532